Exhibit 10(1)


                         CRESTAR FINANCIAL CORPORATION
                            EXECUTIVE SEVERANCE PLAN

                                   AGREEMENT


            THIS AGREEMENT, dated February 23, 1996, is made by and between Crestar Financial Corporation, a Virginia corporation (the "Company"), and Richard F. Katchuk, ("Executive").

            WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

            WHEREAS, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in the last section of this Agreement) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

            WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

            WHEREAS, the Company has adopted the Crestar Financial Corporation Executive Severance Plan (the "Plan") with the intent of fulfilling the above objectives and Executive has been designated as a participant in the Plan;

            NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Executive agree to the terms of the Plan, including the following provisions as set forth in this Agreement:

            1. DEFINED TERMS. The definitions of capitalized terms used in this Agreement are provided in the last Section of this Agreement and, if not defined there, are defined in the Plan document.

            2. TERM OF AGREEMENT. This Agreement shall commence on the date first written above and shall continue in effect through December 31, 1998; provided, however, that if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than thirty-six months following the month in which the Control Change Date occurs. Beginning on December 31, 1996, and on each December 31 thereafter, the term of this Agreement shall automatically be extended for one additional

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calendar year unless the Human Resources and Compensation Committee of the
Company's Board adopts a resolution prior to that date affirmatively electing not to extend this Agreement and notifies Executive of its decision not to extend this Agreement.

            3. COMPANY'S COVENANTS SUMMARIZED. In order to describe the amount and circumstances under which Executive will receive benefits under the Plan and this Agreement and to induce Executive to remain in the employ of the Company and its Affiliates and in consideration of Executive's covenants as set forth in
Section 4 of this Agreement, the Company agrees, under the conditions described in this Agreement, to pay Executive the severance payments determined pursuant to Section 6 of this Agreement and the other payments and benefits described herein in the event Executive's employment with the Company is terminated for certain reasons after a Change in Control and during the term of this Agreement. No amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms of this Agreement, there shall be deemed to have been) a termination of Executive's employment with the Company and all its Affiliates following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Company and Executive, Executive shall not have any right to be retained in the employ of the Company or any of its Affiliates.

            4. EXECUTIVE'S COVENANTS. Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, Executive will remain in the employ of the Company until the earliest of (a) a date which is six months after the date of such Potential Change in Control, (b) the Control Change Date, (c) the date of termination by Executive of Executive's employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason), by reason of death or Disability, or
(d) the termination by the Company of Executive's employment for any reason.

            5. COMPENSATION OTHER THAN SEVERANCE PAYMENTS.

            (A) EXECUTIVE'S INCAPACITY. Following a Change in Control and during the term of this Agreement, during any period that Executive fails to perform Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay Executive's full salary to Executive at the rate in effect at the commencement of such period of Executive's incapacity, together with all compensation and benefits then payable to Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period until Executive's employment is terminated by the Company for Disability.

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            (B) PAYMENT AFTER NOTICE OF TERMINATION. If Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay Executive's full salary to Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

            (C) NORMAL POST-TERMINATION COMPENSATION AND BENEFITS. If Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay Executive's normal post-termination compensation and benefits to Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance, incentive and other compensation or benefit plans, programs and arrangements.

            6. SEVERANCE PAYMENTS.

            (A) CALCULATION OF SEVERANCE AMOUNT. Subject to Subsections (b),
(c), and (d) of this Section 6, the Company shall pay Executive the Severance Amount, which is equal to the sum of the amounts described in paragraphs (1) and
(2) below, upon the termination of Executive's employment following a Change in Control and during the term of this Agreement, in addition to the payments and benefits described in Section 5 of this Agreement, unless such termination is
(i) by the Company for Cause, (ii) by reason of Executive's death or Disability, or (iii) by Executive without Good Reason. Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by Executive with Good Reason if Executive's employment is terminated without Cause prior to a Change in Control at the direction of a Person who has entered into an agreement with the Company, the consummation of which will constitute a Change in Control, or if Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person.

            (1) SEVERANCE PAY. In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive a lump sum severance payment, in cash, equal to 3.75 times Executive's Annual Base Salary.

            (2) QUALIFIED PLAN BENEFITS. In addition to the severance pay described in paragraph (1) above, the Severance Amount shall also include an amount equal to the amount of the Company's profit sharing contribution that would have been allocated to Executive's profit sharing account under the Thrift


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Plan for the plan year that includes Executive's Date of Termination, based on
Executive's compensation (as defined under the Thrift Plan) calculated as follows: Executive's annualized cash compensation on Executive's Date of Termination or, if higher, Executive's annualized cash compensation immediately before the Control Change Date.

The portion of Executive's Severance Amount determined under this paragraph (2) will be calculated with reference to the benefits that would have been allocated under the Thrift Plan but for the limitations prescribed by the Code and without regard to any deferral election that Executive may have made under the Crestar Financial Corporation Additional Nonqualified Executive Plan. Notwithstanding the preceding sentence, the portion of Executive's Severance Amount determined under this paragraph (2) will be reduced to the extent such amounts are allocated to or accrued on behalf of Executive under the Crestar Financial Corporation Additional Nonqualified Executive Plan or the Crestar Financial Corporation Excess Benefit Plan.

            (B)  CERTAIN REDUCTION IN SEVERANCE AMOUNT.

                        (1) The Severance Amount and other payments that
            Executive is entitled to receive under other plans, programs, and agreements may constitute Parachute Payments that are subject to the "golden parachute" rules of Code section 280G and the excise tax of Code section 4999. The Company and Executive intend to reduce any Parachute Payments if, and only to the extent that, a reduction will allow Executive to receive a greater Net After Tax Amount than Executive would receive absent a reduction. The remaining provisions of this subsection (b) describe how that intent will be effectuated.

                        (2) The Accounting Firm will first determine the amount
            of any Parachute Payments that are payable to Executive. The Accounting Firm will also determine the Net After Tax Amount attributable to Executive's total Parachute Payments.

                        (3) The Accounting Firm will next determine the amount
            of Executive's Capped Parachute Payments. Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to Executive's Capped Parachute Payments.

                        (4) Executive will receive the total Parachute Payments
            unless the Accounting Firm determines that the Capped Parachute Payments will yield Executive a higher Net After Tax Amount, in which case Executive will receive the Capped Parachute Payments. If Executive will receive the Capped Parachute Payments, Executive's total Parachute Payments will be adjusted by first reducing the amount payable under any other plan, program, or agreement that, by its terms, requires a reduction to prevent a "golden parachute"


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            payment under Code section 280G; by next reducing Executive's benefit, if any, under the Crestar Financial Corporation Supplemental Executive Retirement Plan, to the extent it is a Parachute Payment; by next reducing the Severance Amount payable under Subsection 6(a) of this Agreement; and thereafter by reducing Parachute Payments payable under other plans and agreements (with the reductions first coming from cash benefits and then from noncash benefits). The Accounting Firm will notify Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send Executive and the Company a copy of its detailed calculations supporting that determination.

                        (5) As a result of any uncertainty in the application of
            Code sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Subsection 6(b), it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed under this Section 6 ("Overpayments"), or that additional amounts should be paid or distributed to Executive under this Section 6 ("Underpayments"). If the Accounting Firm determines, based on either controlling precedent, substantial authority or the assertion of a deficiency by the Internal Revenue Service against Executive or the Company, which assertion the Accounting Firm believes has a high probability of success, that an Overpayment has been made, then Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of the Overpayment plus interest on such Overpayment at the prime rate of Crestar Bank (or its successor) as such prime rate shall change from time to time (or, if higher, the rate provided in Code section 7872(f)(2)) from the date of Executive's receipt of such Overpayment until the date of such repayment; provided, however, that Executive shall be obligated to make such repayment if, and only to the extent, that the repayment would either reduce the amount on which Executive is subject to tax under Code section 4999 or generate a refund of tax imposed under Code section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify Executive and the Company of that determination and the Company will pay the amount of that Underpayment to Executive promptly in a lump sum, with interest calculated on such Underpayment at the prime rate of Crestar Bank (or its successor) as such prime rate shall change from time to time (or, if higher, the rate provided in Code section 7872(f)(2)) from the date such Underpayment should have been paid until actual payment.

                        (6) All determinations made by the Accounting Firm under
            this Subsection 6(b) are binding on Executive and the Company and must be made as soon as practicable but no later than thirty days after Executive's Date of Termination. Within thirty days after Executive's Date of Termination, the Company will pay to Executive


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            the Severance Amount under Section 6(a) or the reduced Severance
            Amount as calculated by the Accounting Firm pursuant to Section
            6(b).


            (C) SECURITIES VIOLATION PAYMENTS. Notwithstanding any other provision of this Agreement, no payment will be made to Executive under this Agreement to the extent that such payment would be described in Code section 280G(b)(2)(B) (relating to payments pursuant to an agreement that violates any generally enforceable securities laws or regulations).

            (D) FEDERAL LAWS AND REGULATIONS. Notwithstanding any other provision of this Agreement, no payment will be made to Executive under this Agreement to the extent that such payment would be prohibited by federal rules or regulations that apply to the Company as a bank holding company or to any Affiliate of the Company for which Executive serves as an officer.

            7. WITHHOLDING ON PAYMENTS. All payments under this Agreement and the Plan shall be paid net of applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

            8. NO MITIGATION OR SETOFFS. The Company agrees that if Executive's employment by the Company is terminated during the term of this Agreement, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Agreement. Further, any amount payable under the Plan or this Agreement to Executive shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or amount, or by offset against any amount claimed to be owed by Executive to the Company or any Affiliate or otherwise.

            9. EXPENSES AND LEGAL FEES. The Company shall pay any legal fees and expenses incurred by Executive in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement or the Plan, including all fees incurred in disputing any termination of employment, regardless of whether Executive obtains a successful result, and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of Executive's written request for payment accompanied with such evidence of fees and expenses incurred, as the Company may reasonably require. Any expenses attributable to determinations by independent experts under any section of the Agreement (for example, under Section 6) shall be paid by the Company.


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            10. TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

            (A) NOTICE OF TERMINATION. After a Change in Control and during the term of this Agreement, any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party to this Agreement, in accordance with Section 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the Date of Termination and the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause in this Agreement, and specifying the particulars of such Cause in detail.

            (B) DATE OF TERMINATION. "Date of Termination," with respect to any purported termination of Executive's employment after a Change in Control and during the term of this Agreement, shall mean (1) if Executive's employment is terminated for Disability, thirty days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty-day period), and (2) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen days nor more than thirty days, respectively, from the date such Notice of Termination is given).

            (C) DISPUTE CONCERNING TERMINATION. If within fifteen days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this subsection (c)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.


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            (D) COMPENSATION DURING DISPUTE. If a purported termination occurs following a Change in Control and during the term of this Agreement, and such termination is disputed in accordance with subsection (c) above, the Company shall continue to pay Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with subsection (c) above. Amounts paid under this subsection (d) are in addition to all other amounts due under this Agreement (other than those due under Section 5(b) hereof) and shall not be offset against or reduce any other amounts due under this Agreement, unless the Accounting Firm determines a reduction is required pursuant to Section 6(b) of this Agreement.

            11. SUCCESSORS; BINDING AGREEMENT.

            (A) SUCCESSORS BOUND. In addition to any other obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, regardless of whether such occurrence constitutes a Change in Control, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to under this Agreement if Executive were to terminate Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

            (B) EXECUTIVE. This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive under this Agreement (other than any amounts which, by their terms, terminate upon the death of the Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

            12. NOTICES. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to

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the respective addresses set forth below or to a different address that is delivered in writing to by one party to the other party, except that notice of change of address shall be effective only upon actual receipt:

                        To the Company:
                                    Crestar Financial Corporation
                                    919 East Main Street
                                    Richmond, Virginia  23219
                                    Attention:  Director of Human Resources

                        To the Executive:
                                     Richard F. Katchuk
                                     Crestar Financial Corporation
                                     919 East Main Street
                                     Richmond, Virginia 23219

            13. MISCELLANEOUS. This Agreement is part of and subject to the terms of the Plan. No provision of this Agreement may be modified, waived, or discharged unless that waiver, modification, or discharge is agreed to in writing and signed by Executive and by the Chairman of the Board's Human Resources and Compensation Committee or by such officer of the Company as may be specifically designated by the Board's Human Resources and Compensation Committee. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party is a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement and the Plan have been made by either party which are not expressly set forth in this Agreement and the Plan. The obligations of the Company and Executive under Sections 6 and 10 shall survive the expiration of this Agreement.

            14. VALIDITY. The validity, interpretation, construction, and performance of this Agreement are governed by the laws of Virginia (other than its choice-of-law rules if those rules would require the application of the laws of a state other than Virginia), to the extent that state laws are not superseded by federal law. The invalidity or unenforceability of any provisions of this Agreement does not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect.

            15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which is deemed to be an original but all of which together constitute one and the same instrument.


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            16. DISPUTES.

            (A) CLAIMS FOR BENEFITS. All claims for benefits by Executive shall be submitted to the Plan Administrator in writing as set forth in the claims procedures under the Plan.

            (B) ARBITRATION. Any further dispute or controversy arising under or in connection with this Agreement that is not settled between the parties and which Executive wishes to pursue after the claims procedures under the Plan have been exhausted, shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect at such location in the Commonwealth of Virginia as Executive may select. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive's right to be paid through the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement or the Plan.

            17. PRIOR AGREEMENTS SUPERSEDED. Effective as of the date set forth on the first page of this Agreement, any prior severance agreement between Executive and the Company or an Affiliate is superseded in its entirety by this Agreement and is of no further force or effect.

            18. DEFINITIONS. For purposes of this Agreement and the Plan, the following terms shall have the meanings indicated below:

            (A) "Accounting Firm" means the accounting firm most recently approved by the Company's shareholders as the Company's independent auditor. If, however, such firm declines or is unable to undertake the determinations assigned to it under this Agreement, then "Accounting Firm" shall mean such other independent accounting firm mutually agreed upon by the Company and the Executive.

            (B) "Annual Base Salary" means Executive's annual base salary, determined according to the Company's normal pay practices, as in effect on the Date of Termination, one year before the Date of Termination, on the Control Change Date, or one year before the Control Change Date, whichever date produces the greatest amount.

            (C) "Board" means the Board of Directors of the Company.

            (D) "Capped Parachute Payments" means the largest amount of Parachute Payments that may be paid to Executive without liability for any excise tax under Code section 4999.

            (E) "Cause" for termination by the Company of Executive's employment, after any Change in Control, shall mean (i) the willful and continued failure by Executive to substantially perform Executive's duties with


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the Company (other than such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason pursuant to Section 10(a) of this Agreement) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, or (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless Executive has acted, or failed to act, with an absence of good faith and without a reasonable belief that Executive's act, or failure to act, was in the best interests of the Company and its Affiliates. If the purpose alleged by the Board is as set forth in clause (i) above, then Executive shall be given the opportunity to cure such failure within a reasonable period of time, not less than thirty days, following Executive's receipt of the Board's demand for substantial performance.

            (F) "Change in Control" means "Change in Control" as defined under the Crestar Financial Corporation 1993 Stock Incentive Plan, as amended from time to time, and any successor thereto.

            (G) "Code" means the Internal Revenue Code of 1986, as amended at the relevant time.

            (H) "Company" means Crestar Financial Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (I) "Control Change Date" means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

            (J) "Date of Termination" is defined in Section 10(b) of this Agreement.

            (k) "Disability" means a mental or physical condition that qualifies Executive to receive benefits under the Company's long-term disability plan available to executive officers or that would qualify Executive to receive such benefits if Executive were a participant in such plan. Disability shall be deemed the reason for the termination by the Company of Executive's employment if Executive is determined to have a Disability and the Company shall have given Executive a Notice of Termination for Disability, and within thirty days after such Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.


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            (L) "Executive" means the individual named in the first paragraph of this Agreement.

            (M) "Good Reason" for termination of Executive's employment with the Company or its successor means the occurrence (without Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless in the case of any act or failure to act described in paragraph (1), (5), (6) or (7) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                        (1) the assignment to Executive of any duties
            inconsistent with Executive's status as a senior officer of the Company, or a substantial adverse alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to the Control Change Date; or

                        (2) a reduction by the Company in Executive's annual
            base salary as in effect on the date of this Agreement or as the same may be increased from time to time (except for across-the-board salary reductions similarly affecting all senior officers of the Company and all senior officers of any Person in control of the Company); or

                        (3) the Company's requiring Executive as a condition of
            Executive's continuing employment to be based at a principal office more than twenty-five miles from the principal office out of which Executive is working immediately prior to a Change in Control (except for required travel on the Company's business to an extent substantially consistent with Executive's current business travel obligations); or

                        (4) the failure by the Company, without Executive's
            written consent, to pay Executive any portion of Executive's current compensation (except pursuant to an across-the-board compensation deferral by the Company which similarly affects all senior officers of the Company and all senior officers of any Person in control of the Company), or to pay Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such payment is due; or

                        (5) the failure by the Company to continue in effect any
            compensation plan in which Executive participates immediately prior to the Change in Control which is material to Executive's total compensation, including but not limited to, the Company's stock incentive plan and any programs in effect under such plan, the management incentive plan and the deferred compensation plan for incentive awards, the supplemental executive retirement plan, and nonqualified plans providing make-whole benefits not provided under qualified plans, and the executive life insurance plan, or any substitute plans adopted prior to the Change in Control, unless an

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            equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation in any such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as existed immediately prior to the Control Change Date; or

                        (6) the failure by the Company to continue to provide
            Executive with benefits substantially similar to those Executive enjoyed under any of the Company's pension, life insurance, incentive, medical, health and accident, or disability plans in which Executive was participating immediately prior to the Control Change Date, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Control Change Date, or the failure by the Company to provide Executive at least as many paid vacation days as Executive is entitled to receive under the Company's normal vacation policy as in effect immediately prior to the Control Change Date;

                        (7) any purported termination of Executive's employment
            which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 10(a) of this Agreement; for purposes of this Agreement, no such purported termination shall be effective.

Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

            (N) "Net After Tax Amount" means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code sections 1, 3101(b) and 4999 and any state or local income taxes applicable to Executive as in effect on the date of the payment under Section 6 of this Agreement. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for which the determination is made.

            (O) "Notice of Termination" is defined in Section 10(a) of this Agreement.

            (P) "Parachute Payment" means a payment that is described in Code section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment shall be determined in accordance with Code section 280G and the regulations promulgated thereunder, or, in the absence of final regulations, the proposed regulations promulgated under Code section 280G.

            (R) "Plan" means the Crestar Financial Corporation Executive Severance Plan, as in effect at the relevant time.

            (S) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                        (1) the Company or any Person publicly announces an
            intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                        (2) any Person who is or becomes the beneficial owner
            (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company's then outstanding securities, increases such Person's beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such Person on the date hereof; or

                        (3) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

            (T) "Retirement" means termination of Executive's employment on or after attaining the Retirement Plan's normal retirement age.

            (U) "Retirement Plan" means the Retirement Plan for Employees of Crestar Financial Corporation and Affiliated Corporation or any successor plan or program as in effect on Executive's Date of Termination.

            (V) "Thrift Plan" means the Crestar Employees' Thrift and Profit-Sharing Plan.

            (W) "Severance Amount" is defined in Section 6 of this Agreement.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first written above.



                          CRESTAR FINANCIAL CORPORATION


                          By: /s/ James J. Kelley
                              _____________________________
                               Title HR Director

                          EXECUTIVE

                          /s/ RICHARD F. KATCHUK
                          --------------------------------
                          Richard F. Katchuk